Exhibit 13

                              AMENDED AND RESTATED

                           SHAREHOLDER SERVICING PLAN

      AMENDED AND RESTATED SHAREHOLDER SERVICING PLAN made as of the 29th day of September, 2006 by and among Merrill Lynch Ready Assets Trust, a Massachusetts business trust (the "Trust"), and the distributors listed on Exhibit A (each a "Distributor").

      WHEREAS, the Trust is a no-load open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which operates as a money market fund;

      WHEREAS, each Distributor is a securities firm engaged in the business of selling shares of investment companies either directly to purchasers or through financial intermediaries, including without limitation, brokers, dealers, retirement plans, financial consultants, registered investment advisers and mutual fund supermarkets ("financial intermediaries"); and

      WHEREAS, the Trust has entered into a Distribution Agreement with each Distributor, pursuant to which each such Distributor acts as the distributor and representative of the Trust in the offer and sale of shares of beneficial interest of the Trust, to the public (such shares of beneficial interest being referred to herein as the "Distributor Trust Shares"); and

      WHEREAS, the Trust desires to adopt this Amended and Restated Shareholder Servicing Plan (referred to herein as the "Plan") in the manner and on the terms and conditions hereinafter set forth, which Plan must be adopted pursuant to the provisions of Paragraph 6 of the Plan as they relate to material amendments which do not increase the fee paid pursuant to the Plan and in accordance with Rule 12b-1 under the Investment Company Act;

      WHEREAS, each Distributor desires to enter into the Plan on said terms and conditions;

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and WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of the Plan will benefit the Trust and its shareholders:

      NOW, THEREFORE, the Trust hereby adopts the Plan in accordance with the requirements of Paragraph 6 of the Plan and Rule 12b-1 under the Investment Company Act and the parties hereto enter into this agreement on the following terms and conditions:

            1. The Trust is hereby authorized to pay each Distributor a fee under the Plan at the end of each month at the annual rate of 0.125% of the average daily net asset value of the Distributor Trust Shares sold through such Distributor for providing, or arranging for the provision of, account maintenance and sales and promotional activities and services with respect to shares of the Trust. Such expenditures may consist of the costs of making services available to shareholders (including assistance in connection with inquiries related to shareholder accounts), sales commissions to financial intermediaries for selling Shares, compensation, sales incentives and payments to sales and marketing personnel and the payment of expenses incurred in sales and promotional activities (including advertising expenditures related to the Trust and the costs of preparing and distributing promotional materials). The fee may also be used to pay the financing costs of carrying the unreimbursed expenditures described in this Paragraph 1. Payment of the fee described in this Paragraph 1 shall be subject to any limitations set forth in any applicable regulation of the National Association of Securities Dealers, Inc.

            2. In the event that the aggregate payments received by a Distributor under the Plan in any year shall exceed the amount of the distribution and shareholder servicing expenditures of such Distributor incurred by the Distributor in such year, such Distributor shall be required to reimburse the Trust the amount of such excess.

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            3. Each Distributor shall provide the Trust for review by the
      Trustees, and the Trustees shall review, at least quarterly, a written report complying with the requirements of Rule 12b-1 regarding the disbursement of the fee during such period. The report shall include an itemization of the distribution and shareholder servicing expenses incurred by such Distributor, the purpose of such expenditures and a description of the benefits derived by the Trust therefrom.

            4. Each Distributor will use its best efforts in rendering and causing its employees to render services to the Trust, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, neither Distributor shall be liable to the Trust or any of its shareholders for any error of judgment or mistake of law for any act of omission or for any losses sustained by the Trust or its shareholders.

            5. Nothing contained in the Plan shall prevent either Distributor or any affiliated person of such Distributor from performing services similar to those to be performed hereunder for any other person, firm or corporation or for its or their own accounts or for the accounts of others.

            6. The Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting or meetings called for the purpose of voting on the Plan.

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            7. The Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 6.

            8. The Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of the Trust.

            9. The Plan may not be amended to increase materially the fee provided for in Paragraph 1 unless and until such amendment is approved in the manner provided for in Paragraph 6 and approved by a vote of at least a majority, as defined in the Investment Company Act, of the outstanding voting securities of the Trust, and no other material amendment to the Plan shall be made unless approved in the manner provided for approval in Paragraph 6.

            10. While the Plan is in effect, the selection and nomination of Trustees who are not interested persons, as defined in the Investment Company Act, of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

            11. The Trust shall preserve copies of the Plan and any related agreements and all reports made pursuant to Paragraph 3, for a period of not less than six years, the first two years in an easily accessible place.

            12. The Declaration of Trust establishing Merrill Lynch Ready Assets Trust, dated May 14, 1987, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Merrill Lynch Ready Assets Trust" refers to the

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      Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch Ready Assets Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim of said Merrill Lynch Ready Assets Trust, but the Trust Property only shall be liable.

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      IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amended and Restated Shareholder Servicing Plan as of the date first above written.

                                           MERRILL LYNCH READY ASSETS TRUST


                                           BY:
                                              -----------------------------

                                           BLACKROCK DISTRIBUTORS, INC.

                                           BY
                                              -----------------------------

                                           FAM DISTRIBUTORS, INC.

                                           BY
                                              -----------------------------


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                                                                       EXHIBIT A

Distributors

BlackRock Distributors, Inc.
FAM Distributors, Inc.